Exhibit 21.1

Subsidiaries of the Company

First Mid Bank & Trust, N.A. (a national banking association)

First Mid Wealth Management Company (an Illinois corporation)

First Mid Insurance Group, Inc. (an Illinois corporation)

First Mid Captive, Inc. (a Nevada corporation)

First Mid-Illinois Statutory Trust II (a Delaware business trust)

Clover Leaf Statutory Trust I (a Maryland business trust)

FBTC Statutory Trust I (a Delaware business trust)

Jefferson Bank and Trust Company (a Missouri chartered bank)

Delta Redevelopment Corporation (a Missouri corporation)

2301 market Street, Inc. (a Missouri corporation)